Exhibit 5.1

January 10, 2019

Cimarex Energy Co.

1700 Lincoln Street, Suite 3700

Denver, Colorado 80203

Re:                             Cimarex Energy Co.

Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Senior Vice President—General Counsel of Cimarex Energy Co., a Delaware corporation (the “Company”), and have acted in my capacity as General Counsel in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), for the registration of (i) up to an aggregate of 6,510,315 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), (ii) up to an aggregate of 62,500 shares of 8 1/8% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of the Company (“Preferred Stock”) and (iii) Common Stock issuable upon conversion of Preferred Stock, including 959,644 shares of Common Stock issuable upon conversion of 62,500 shares of Preferred Stock at the initial maximum conversion rate of 15.3543 shares of Common Stock per share of Preferred Stock (“Conversion Common Stock” and, together with Common Stock and Preferred Stock, the “Shares”), issuable pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 18, 2018, by and among the Company, CR Sub 1 Inc. (“Merger Sub 1”), CR Sub 2 LLC (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”) and Resolute Energy Corporation (“Resolute”), pursuant to which Merger Sub 1 will merge with and into Resolute (the “First Merger”), with Resolute as the surviving corporation and, immediately following the First Merger, Resolute will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving entity of such second merger (the “Second Merger” and, together with the First Merger, the “Merger”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined originals or certified copies of such corporate records of the Company and each of the Merger Subs and other certificates and documents of officials of the Company and each of the Merger Subs, public officials and others as I have deemed appropriate for purposes of this opinion letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and each of the Merger Subs, all of which I assume to be true, correct and complete.

I have also assumed that prior to the issuance or delivery of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Act and such effectiveness will not have been terminated or rescinded, (ii) the stockholders of Resolute will have approved the Merger pursuant to the Merger Agreement and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and such transactions will have been consummated, including that (x) the Common Stock and Preferred Stock have been, and the Conversion Common Stock upon conversion of the Preferred Stock will be, duly issued and delivered as provided in the Merger Agreement, (y) at the time of issuance of the Conversion Common Stock there will be sufficient shares of such stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued, reserved or committed for issuance and (z) certificates representing the Common Stock and Preferred Stock have been, and certificates representing the Conversion Common Stock will be, duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations for the issuance thereof in uncertificated form have been or will be, as applicable, duly made in the share register of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that:

1.                                      With respect to the Common Stock, such Common Stock will be validly issued, fully paid and non-assessable.

2.                                      With respect to the Preferred Stock, when the certificate of designations with respect to such Preferred Stock, substantially in the form filed as an exhibit to the Registration Statement (the “Certificate of Designations”), has been duly filed with the Secretary of State of the State of Delaware, such Preferred Stock will be validly issued, fully paid and non-assessable.

3.                                      With respect to the Conversion Common Stock, when the Conversion Common Stock is issued and delivered upon conversion of the Preferred Stock in accordance with the Certificate of Designations, the Conversion Common Stock will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.                                    I am qualified to practice law in the State of Colorado, and I express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States and the General Corporation Law of the State of Delaware.

B.                                    This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Francis B. Barron
Francis B. Barron
Senior Vice President—General Counsel
Cimarex Energy Co.